UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 29, 2025

Transcat, Inc.
(Exact name of registrant as specified in its charter)

Ohio	000-03905	16-0874418
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

35 Vantage Point Drive, Rochester, New York	14624
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (585) 352-7777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.50 par value	TRNS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 29, 2025, Transcat, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with a group of three lenders which establishes a new five-year $150.0 million secured revolving credit facility (the “Credit Facility”). Manufacturers and Traders Trust Company (“M&T”) acts as administrative agent for the Credit Facility. The Credit Facility replaces the Company’s existing $80.0 million credit facility with M&T (the “Replaced Facility”), which was terminated as of July 29, 2025.

Borrowing options under the Credit Facility include: (i) a revolving loan option; (ii) a swingline loan option; and (iii) letters of credit, each of which is provided on a committed basis. Amounts borrowed and repaid may be re-borrowed subject to availability under the Credit Facility. The Credit Facility matures on July 29, 2030, at which time all borrowings thereunder will terminate and become payable.

Any Base Rate Loan or Swingline Loan under the Credit Facility will bear interest at the Base Rate plus the Applicable Margin. Any SOFR Loan will bear interest at the daily simple SOFR rate plus the Applicable Margin. The Applicable Margin is based on the Company’s then-current leverage ratio. Under the Credit Facility, the Applicable Margin was reduced for most levels of leverage ratio for comparable categories of borrowings under the Replaced Facility. The Applicable Margin ranges from 0.00% to 0.75% for Base Rate Loans and 1.00% to 1.75% for SOFR Loans.

Accrued interest on each loan under the Credit Facility is payable in arrears on each interest payment date and upon termination of the Credit Facility. If any principal of or interest on any loan or any fee or other amount payable by the Company is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest at a rate per annum equal to (i) 3% plus the rate otherwise applicable to the borrowing; or (ii) in the case of any amount for which an interest rate is not specified, 3% plus the rate applicable to Base Rate Loans.

In addition, the Company will pay a commitment fee, payable quarterly in arrears, calculated by multiplying the daily unused amount of the Credit Facility during the term of the Credit Facility by the Applicable Margin, which ranges from 0.100% to 0.200% for the commitment fee.

Consistent with the Replaced Facility, the leverage ratio covenant under the Credit Facility requires the Company to maintain its ratio of outstanding indebtedness to consolidated EBITDA to be no greater than 3.00 to 1.00. The Credit Facility now permits a temporary increase to the leverage ratio covenant in the event of a Material Permitted Acquisition, as defined in the Credit Agreement. The Credit Facility also requires the Company to maintain a Fixed Charge Coverage Ratio of no less than 1.20 to 1.00.

The other terms of the Credit Facility are substantially similar to the terms of the Replaced Facility, including customary covenants which, among other things, include certain restrictions on the Company’s ability to borrow, to grant liens or other encumbrances, to enter into sale and leaseback transactions and to enter into consolidations, mergers and transfers of all or substantially all of its assets.

The Credit Facility contains customary events of default that would permit the lenders to accelerate the loans, which events of default include, among other things, the failure to make timely payments under the Credit Facility or other material indebtedness, the failure to satisfy covenants, and specified events including bankruptcy and insolvency.

The Company’s U.S. subsidiaries have guaranteed the payment by the Company of all indebtedness and obligations of the Company under the Credit Facility.  Borrowings under the Credit Facility may be used to refinance the Replaced Facility, for Permitted Acquisitions, and to provide for working capital and general corporate purposes.

The Credit Facility was arranged by M&T and Wells Fargo Bank, N.A. as joint lead arrangers and joint bookrunners, and M&T as documentation agent. Certain lenders under this Credit Facility, and their respective affiliates, have performed, and may in the future perform for the Company, various commercial banking, investment banking, underwriting, and other financial advisory services, for which they have received, and will continue to receive in the future, customary fees and expenses.

Terms used herein and otherwise not defined have the meanings given them in the Credit Agreement. The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by Item 2.03 of Form 8-K, the information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On July 29, 2025, the Company issued a press release announcing entry into the Credit Agreement. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated July 29, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.

Dated: July 29, 2025	By:	/s/ Thomas L. Barbato
	Name:	Thomas L. Barbato
	Title:	Senior Vice President of Finance and Chief Financial Officer